Exhibit 10.5

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
(Rasesh Patel)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated June 20, 2022 (the “Effective Date”) by and between Vivint Smart Home, Inc., a Delaware corporation (the “Company”) and Rasesh Patel (“Executive”).

WHEREAS, the Company and Executive previously entered into an employment agreement, dated as of April 15, 2022, that governs Executive’s employment with the Company (the “Original Employment Agreement”)

WHEREAS, the Company and Executive desire to amend and restate the Original Employment Agreement in its entirety as forth herein;

WHEREAS, the Company desires for one or more of the Company or its subsidiaries to continue to employ Executive and Executive desires to continue to be employed; and

WHEREAS, the Company and Executive desire to enter into this Agreement embodying the terms of such continued employment.

NOW, THEREFORE, effective as of the Effective Date, this Agreement will supersede the Original Employment Agreement in its entirety; and

THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.Term of Employment. Subject to the provisions of Section 5 of this Agreement, Executive commenced employment with the Company and/or one or more of its subsidiaries on May 16, 2022 (the “Commencement Date”) and shall continue to be employed by the Company and/or one or more of its subsidiaries ending on the first anniversary of the Commencement Date (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, the Employment Term shall be automatically extended for an additional one-year period commencing with the first anniversary of the Commencement Date and, thereafter, on each such successive anniversary of the Commencement Date thereafter (each an “Extension Date”), unless the Company or Executive provides the other party hereto at least 90 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

2.Position, Duties, Authority and Location.

(a)During the Employment Term, Executive shall serve as the Company’s Chief Operating Officer. In such position, Executive shall have such duties, functions, responsibilities and authority as shall be determined from time to time by the Chief Executive Officer (the “CEO”) of the Company and/or the Board of Directors of the Company (the “Board”). Executive shall report directly to the CEO.

(b)Executive will devote substantially all of Executive’s business time and reasonable best efforts to the operation and oversight of the Company’s businesses and performance of Executive’s duties hereunder (excluding periods of vacation and sick leave) and will not engage in any other business activities that could conflict with his duties or services to the Company; provided that nothing herein shall preclude Executive, subject to obtaining consent of the Board (not to be unreasonably withheld), from (i) accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation, and (ii)

serving as an officer or director or otherwise participating in non-profit educational, welfare, social, religious and civil organizations.

(c)Executive will provide services to the Company in the Company’s offices in or around Provo, Utah, subject to customary Company travel.

3.Compensation.

(d)Base Salary. During the Employment Term, the Company shall pay Executive a base salary (“Base Salary”) at the annual rate of $675,305, payable in regular installments in accordance with the Company’s usual payment practices. Executive’s Base Salary shall be subject to annual review and subject to change, as may be determined from time to time in the sole discretion of the Board or the Compensation Committee of the Board, but in no event shall the Company reduce Executive’s Base Salary.

(e)Annual Bonus. During the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) with a target amount equal to 60% of Executive’s Base Salary at the end of the performance period (the “Annual Target Bonus”). The percentage for Executive’s Annual Target Bonus shall be subject to annual review and subject to increase, if any, as may be determined from time to time in the sole discretion of the Board or the Compensation Committee of the Board, but in no event shall the Company be entitled to reduce such percentage; provided, however, that actual bonus amounts paid to Executive will be subject to Board approval and in accordance with the Company’s management bonus plan. The Annual Bonus, if any, shall be paid to Executive within two and one-half months after the end of the applicable fiscal year. Except as provided in Section 5, no Annual Bonus shall be payable in respect of any fiscal year in which Executive’s employment is terminated.

(f)Sign-On Bonus and Retention Bonuses. Executive shall be eligible to receive $850,000 payable on or within thirty (30) days following each of (i) the Commencement Date (the “Sign-on Bonus”) and (ii) the next three anniversaries thereof (each such anniversary, a “Retention Date” and such bonuses, the “Retention Bonuses”), in each case, subject to continued employment in good standing as the Chief Operating Officer of the Company on each applicable payment date. In the event Executive resigns Executive’s employment with the Company without Good Reason on or prior to the first anniversary of the Commencement Date, Executive shall be required to repay the Sign-on Bonus to the Company, net of any taxes, within sixty (60) days following such termination of employment.

(g)Sign-on Equity Grant. In recognition of the commencement of Executive’s employment, the Company shall, within thirty days following the Commencement Date, subject to Board approval, award to Executive a one-time equity-based grant of restricted stock units (the “Sign-on Grant”) covering a number of shares of the Company’s Class A common stock (each, a “Share”) equal to the quotient of (x) $7,000,000 divided by (y) the closing price per Share, as reported on the New York Stock Exchange, on the Commencement Date. The Sign-on Grant shall vest annually based upon Executive’s continued service with the Company through the applicable vesting dates, with 36% of the Sign-on Grant vesting on each of the first two anniversaries of the Vesting Reference Date (as defined in Executive’s Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement) and with 14% vesting on each of the third and fourth anniversaries of the Vesting Reference Date. Any portion of the Sign-on Grant that becomes vested shall be settled as soon as practicable, but no later than thirty (30) days following the applicable vesting date. The Sign-on Grant shall be subject to the term and conditions set forth in the definitive documentation.

(h)Initial Annual Equity Awards. During the Employment Term (as provided in Section 1 above) beginning with calendar year 2023 and continuing through calendar year

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2025, the Company will recommend to the Board that Executive receive an annual grant of equity under the Company’s long-term equity incentive plan in place from time to time, comprised of a number of restricted stock units and performance restricted stock units, in the aggregate, equal to the quotient of (x) $3,000,000 divided by (y) the applicable share price on the date of grant, as determined by the Board and Compensation Committee, in their sole and respective discretion. Each annual award contemplated by this subpart (e) shall be subject to the applicable time-based and performance-based vesting criteria established by the Board and/or Compensation Committee, in their sole and respective discretion, which shall be consistent with the process for annual awards granted to other senior executives of the Company and shall be established and delivered to Executive in a manner consistent with annual awards granted to other senior executives of the Company.

(i)Accelerated Vesting.

(i)Upon a termination of Executive’s employment, within the Change in Control Period (as defined below), (i) by the Company without Cause (including a termination of employment upon expiration of the Employment Term due to the Company’s notice of non-renewal under Section 1 above if such notice is given prior to the third anniversary of the Commencement Date) or (ii) due to Executive’s resignation with Good Reason, the Company will accelerate (x) the vesting of 100% of Executive’s then unvested outstanding time-based restricted stock units and other time-based Company equity compensation awards (including any performance-based awards that are then only subject to time-vesting provisions) and (y) all unpaid Retention Bonus payments. For purposes of this Section 3(f), “Change in Control Period” means the period beginning on the date six months prior to, and ending on the date that is eighteen (18) months following, a Change in Control (as defined under the Company’s 2020 Omnibus Incentive Plan).
(ii)Upon a termination of Executive’s employment (i) by the Company without Cause (including a termination of employment upon expiration of the Employment Term due to the Company’s notice of non-renewal under Section 1 above if such notice is given prior to the third anniversary of the Commencement Date), (ii) due to Executive’s death or Disability, or (iii) due to Executive’s resignation with Good Reason within thirty (30) days on or prior to a Change in Control, subject to Board approval at such time, the Company will accelerate the vesting of the Sign-on Grant and, solely to the extent granted prior to such termination of Executive’s employment, any time-vesting annual equity grant made with respect to fiscal year 2023, in each case, effective on the date of such termination.

4.Benefits.

(a)General. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit, fringe and perquisite plans, practices, policies and arrangements as in effect from time to time (collectively, “Employee Benefits”), on generally the same terms and conditions as each of the Employee Benefits are made available to other senior executives of the Company (other than with respect to annual bonuses, incentive plans, severance plans or personal use of Company aircraft (as well as any other terms and conditions specifically determined under this Agreement), the benefits for each which shall be determined instead in accordance with this Agreement); provided that Executive shall be entitled to no less than four (4) weeks’ vacation per calendar year.

(b)Reimbursement of Business Expenses. During the Employment Term, the Company shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with its then prevailing policy for senior executives (which shall include appropriate itemization and substantiation of expenses incurred).

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(c)Relocation Expenses. The Company shall reimburse Executive for relocation expenses covered under the Company’s relocation policy, up to $100,000, incurred by Executive in connection with Executive’s relocation from Texas to Provo, Utah within six (6) months following the Commencement Date in accordance with the Company’s policy for senior executives (which shall include appropriate itemization and substantiation of expenses incurred). In the event Executive resigns Executive’s employment with the Company without Good Reason on or prior to the first anniversary of the final relocation expense disbursement, Executive shall be required to repay all relocation expenses to the Company, net of any taxes, within sixty (60) days following such termination of employment.

5.Termination.

(a)The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason, subject to the notice and cure provisions set forth below. Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern Executive’s severance rights upon termination of employment with the Company and its affiliates.

(b)By the Company for Cause.

(i)The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause.

(ii)Definition of Cause. For purposes of this Agreement, “Cause” shall mean (A) Executive’s continued refusal to perform Executive’s employment duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Executive of such failure, (B) dishonesty in the performance of Executive’s employment duties that is materially injurious to the Company, (C) an act or acts on Executive’s part constituting (x) a felony conviction or plea of nolo contendere under the laws of the United States or any state thereof or (y) a misdemeanor charge involving moral turpitude, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s employment duties which causes substantial injury to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (E) Executive’s breach of any of the covenants set forth in Section 6 (other than any action taken in good faith and in a manner not opposed to the best interests of the Company, and which is promptly remedied by Executive upon notice by the Board); provided that none of the foregoing events shall constitute Cause unless Executive fails to cure such event and remedy any adverse or injurious consequences arising from such events within 10 days after receipt from the Company of written notice of the event which constitutes Cause (except that no cure or remedy period shall be provided if the event or such consequences are not capable of being cured and remedied).

(iii)If Executive’s employment is terminated by the Company for Cause or this Agreement expires after the third anniversary of the Commencement Date following the Company’s notice of non-renewal under Section 1, Executive shall be entitled to receive:

(A)no later than ten (10) days following the date of termination, the Base Salary through the date of termination;

(B)reimbursement, within sixty (60) days following receipt by the Company of Executive’s claim for such reimbursement (including appropriate supporting documentation), for any unreimbursed business expenses properly

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incurred by Executive in accordance with Company policy prior to Executive’s termination; provided that such claims for such reimbursement are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(C)such Employee Benefits, if any, as to which Executive may be entitled under the tax qualified employee benefit plans of the Company, payable in accordance with the terms and conditions of such tax qualified employee benefit plans (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause (or termination in connection with non-renewal by the Company following the third anniversary of the Commencement Date) , except as set forth in this Section 5(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(a)Resignation by Executive without Good Reason. If Executive resigns without Good Reason, provided that Executive will be required to give the Company at least sixty (60) days advance written notice of such resignation of Executive’s employment, Executive shall be entitled to receive:

(i) the Accrued Rights;
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(ii)the Prior Year Bonus (as defined below); and

(iii)any Retention Bonus earned due to the passage of the Retention Date, but unpaid, as of the date of termination, paid in accordance with Section 3(c) (the “Prior Retention Bonus”) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such payment shall be made in accordance with the terms and conditions of such deferred compensation arrangement).

Following such resignation by Executive without Good Reason, except as set forth in this Section 5(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement. The Company may elect to accelerate the termination date without changing the characteristic of such termination of employment as a resignation without Good Reason.

(b)Disability or Death.

(i)Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness or injury (the “Disability Period”), Executive shall continue to receive his full Base Salary set forth in Section 3(a) until Executive’s employment is terminated pursuant to Section 5(a). The Employment Term and Executive’s employment hereunder may be terminated immediately by the Company due to Executive’s Disability and will terminate immediately upon Executive’s death. For purposes of this Agreement, “Disability” shall mean Executive’s inability to perform, with or without reasonable accommodation, Executive’s duties under this Agreement due to a physical or mental illness or injury for a period of six consecutive months or for an aggregate of twelve (12) months in any consecutive twenty-four (24)-month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall

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select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

(ii)Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate, survivors or beneficiaries (as the case may be) shall be entitled to receive:

(A)the Accrued Rights;

(B)any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 3(b) (the “Prior Year Bonus”) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such payment shall be made in accordance with the terms and conditions of such deferred compensation arrangement);

(C)no later than ten (10) days following the date of termination, a pro rata portion of the Annual Target Bonus payable for the fiscal year in which such termination occurs, based on a fraction, the numerator of which is the number of days during the fiscal year up to and including the date of termination of Executive’s employment and the denominator of which is the number of days in such fiscal year (the “Pro-Rated Bonus”);

(D)any Prior Retention Bonus; and

(E)death or disability benefits under any applicable plans and programs of the Company in accordance with the terms and provisions of such plans and programs.

(c)By the Company Without Cause (Other Than by Reason of Death or Disability), Expiration following Company Notice of Non-Renewal of Employment Term on or before the Third Anniversary of the Commencement Date or Resignation by Executive with Good Reason.

(i)“Good Reason” shall be deemed to exist upon the occurrence of (A) a reduction in Executive’s Base Salary or Annual Target Bonus; (B) a material diminution in Executive’s title or Executive’s duties, authority or responsibilities (including Executive being required to report to anyone other than directly and solely to the CEO or Board of Directors) that materially decreases the overall scope of Executive’s duties, authority or responsibilities; (C) the relocation of Executive’s primary office location to a location that is more than 50 miles from Executive’s primary office location, in each case without Executive’s prior written consent; or (D) the Company’s material breach of any of the provisions of this Agreement or any other material agreement to which Executive is party with the Company; provided that none of the foregoing events shall constitute Good Reason unless the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason and Executive actually terminates employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period (otherwise, any claim of such circumstances as Good Reason shall be deemed irrevocably waived by Executive); and provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following Executive’s knowledge of its occurrence, unless Executive has given the Company written notice thereof prior to such date.

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(ii)If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or expires on or before the third anniversary of the Commencement Date following the Company’s notice of non-renewal under Section 1 or if Executive resigns with Good Reason, Executive shall be entitled to receive:
(D)the Accrued Rights;
(E)the Pro-Rated Bonus;
(F)the Prior Retention Bonus;
(G)subject to Executive’s continued compliance with Section 6 and material compliance with Section 7 hereof, and the execution and non- revocation of the Release (as defined below), a lump-sum cash payment within 55 days after such termination and effectiveness of the Release equal to the sum of (x) 150% of Executive’s Base Salary as of the date immediately prior to Executive’s termination of employment and (y) 150% of the actual Annual Bonus paid in respect of the immediately preceding fiscal year (or, if such termination occurs prior to the first date on which an Annual Bonus would have been paid had any payment been due, the Annual Target Bonus for the immediately preceding fiscal year), and (z) the monthly COBRA costs of providing health and welfare benefits for Executive and Executive’s dependents under the plans in which Executive was participating on the date of the applicable “COBRA qualifying event,” at the time of such event, times eighteen (18).
(c)Release. Amounts payable to Executive under Section 5(c)(ii) or 5(c)(iii) or Sections 5(d)(i)(B), 5(d)(i)(C) and 5(d)(i)(D) (collectively, the “Conditioned Benefits”) are subject to (i) Executive’s execution and non-revocation of a release of claims, substantially in the form attached hereto as Exhibit I (the “Release”), within 60 days of the date of termination and (ii) the expiration of any revocation period contained in such Release. Further, to the extent that any of the Conditioned Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Conditioned Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

(d)Expiration of Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company following the expiration of the Employment Term (including any renewal term) shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 6, 7 and 8 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder. Notwithstanding anything to the contrary, nothing in this provision is intended to release the Company of its obligations to Executive as expressly stated in the Agreement with respect to a non-renewal by the Company on or prior to the third anniversary of the Commencement Date.

(e)Notice of Termination; Board/Committee Resignation. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) pursuant to Section 5 of this Agreement shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. Upon termination of

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Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates (except to the extent Executive is otherwise entitled pursuant to a separate contractual arrangement to continue to serve as a member of the Board).

6.Non-Competition; Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(f)Non-Competition.

(iii)During Executive’s employment hereunder and, for a period of 18 months following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Executive (or Executive’s direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment directly or indirectly.

(iv)During the Restricted Period, Executive will not directly or indirectly:
(A)engage in the Business anywhere in the United States, or in any geographical area that is within 100 miles of any geographical area where the Restricted Group engages in the Business, including, for the avoidance of doubt, by entering into the employment of or rendering any services to a Core Competitor, except where such employment or services do not relate in any manner to the Business;

(B)acquire a financial interest in, or otherwise become actively involved with, any Person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(C)intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(i)Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Core Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(g)Non-Solicitation. During Executive’s employment hereunder and the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

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(i)solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

(ii)hire any executive-level employee who was employed by the Restricted Group as of the date of Executive’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or one year after, the date of Executive’s termination of employment with the Company; or

(iii)encourage any material consultant of the Restricted Group to cease working with the Restricted Group.

(iv)For purposes of this Agreement:

(A)“Business” shall mean (1) origination, installation, or monitoring services related to residential or commercial security, life-safety, energy management, cloud storage or smart home automation services, including cloud enabled software solutions related thereto, (2) installation or servicing of residential or commercial solar panels or sale of electricity generated by solar panels, (3) design, engineering or manufacturing of technology or products related to residential or commercial security, life-safety, energy management or cloud storage, smart home automation services, including cloud enabled software solutions related thereto, and/or (4) the sale or marketing of home, auto or other home-related insurance products.

(B)“Core Competitor” shall mean (i) ADT Inc.; Alarm.com Inc.; Arlo; Resideo Technologies, Inc.; Comcast Corporation; Ring, LLC; Control4; Enium Capital; Honeywell International Inc.; SimpliSafe, Inc.; Monitronics International, Inc. (d/b/a Brinks Home Security); SmartThings, Inc.; Wink Labs, Inc.; Ecobee, Inc.; Protect America, Inc.; Stanley Security Solutions, Inc.; Vector Security, Inc.; Slomins, Inc.; Life Alert; Titanium LLC; Northstar Alarm Services; Alder Holdings, LLC; SafeStreets USA; Alert Alarm Hawaii; EVO Automation, LLC; CPI Security Systems, Inc.; Safe Home Security, Inc.; Guardian Protection Services; SAFE Security; Cove Smart, LLC; Aptive Environmental, LLC and any of their respective affiliates or current and future dealers, as well as the home security, automation and solar affiliates, divisions or departments for Tesla, Inc., Rogers Communications; Amazon; Google; Microsoft; Apple; Cox Communications Inc. and Telus Corporation; (ii) Sungevity, Inc.; RPS; Sunrun, Inc.; SunPower Corporation; Corbin Solar Solutions LLC; Spruce Finance; Galkos Construction, Inc.; Sunova Capital; Sunder Energy; Freedom Forever, LLC; LGCY Power, LLC; Vivint Solar, Inc.; Titan Solar; TriSMART Solar; Suntuity; Lumio, Inc.; Rise Energy; Atlantic Key Energy (aka AKE Solar); Kayo Energy; Lift Energy; Deca Solar; Aptive Solar, LLC and any of their respective affiliates or current and future dealers; and (iii) Hippo Insurance Company and Lemonade Insurance Company and any of their respective affiliates or current and future dealers. The Company maintains the right, in its reasonable discretion, to amend the list of Core Competitors on prior notice to the Participant.

(C)“Restricted Group” shall mean, collectively, the Company and its subsidiaries and, to the extent engaged in the Business, their respective affiliates.

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(a)During the Restricted Period, Executive agrees not to make, or cause any other person to make, any communication that is intended to criticize or disparage, or has the effect of criticizing or disparaging, the Company or any of its affiliates, agents or advisors, or any of its or their respective employees, officers or directors (it being understood that comments made in Executive’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this Agreement). During the Restricted Period, the Company shall instruct its executive officers and directors to refrain from intentionally making any communication that is intended to criticize or disparage, or has the effect of criticizing or disparaging, Executive (it being understood that comments made in the good faith performance of their ordinary course duties to the Company or its affiliates shall not be deemed disparaging or defamatory for purposes of this Agreement), and the Company agrees not to make any official communication, press release or other public statement that criticizes or disparages Executive. Nothing set forth herein shall be interpreted to prohibit either party from responding truthfully to incorrect public statements, making truthful statements when reasonably appropriate in connection with any litigation Executive and the Company or any of its affiliates or required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization.

(b)It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 6 is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 6 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c)The period of time during which the provisions of this Section 6 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(d)The provisions of this Section 6 shall survive the termination of Executive’s employment for any reason, including but not limited to, any termination other than for Cause.

7.Confidentiality; Intellectual Property.

(a)Confidentiality.

(i)Executive will not at any time (whether during or after Executive’s employment with the Company), (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than Executive’s professional advisers who are bound by confidentiality obligations or otherwise in performance of Executive’s duties under Executive’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information – including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business

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activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company, its subsidiaries or affiliates on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)“Confidential Information” shall not include any information that is
(a)generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation of which Executive has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Agreement, the term “family” refers to Executive, Executive’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Sections 6 and 7 of this Agreement. This Section 7(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv)Upon termination of Executive’s employment with the Company for any reason, Executive shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; and (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(v)Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in

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this paragraph or under applicable law, under no circumstance is Executive authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets, without the prior written consent of the Company. Executive does not need the prior authorization of (or to give notice to) the Company regarding any communication, disclosure or activity described in this paragraph.

(e)Intellectual Property.

(vi)If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment by the Company (or any of its subsidiaries) and within the scope of such employment and/or with the use of any of the Company resources (such Works, “Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all of Executive’s right, title, and interest therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, other intellectual property laws, and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. If Executive creates any written records (in the form of notes, sketches, drawings, or any other tangible form or media) of any Company Works, Executive will keep and maintain same. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(vii)Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.

(viii)Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.

(ix)The provisions of Section 7 hereof shall survive the termination of Executive’s employment for any reason.

8.Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 and Section 7 of this Agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled, in addition to any other remedy available at law or equity, to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy

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which may then be available. In addition, upon any breach of Section 6 or any material breach of Section 7 of this Agreement, Executive shall promptly return to the Company upon request all cash payments made to Executive pursuant to Section 5 (if any), less any amounts paid by Executive as taxes in respect of such payments (unless such taxes are actually recovered by Executive from the relevant governmental authority, in which case such tax amounts also shall be returned to the Company). Any determination under this Section 8 of whether Executive is in compliance with Section 6 hereof and material compliance with Section 7 hereof shall be determined based solely on the contractual provisions provided therein and the facts and circumstances of Executive’s actions without regard to whether the Company could obtain an injunction or other relief under the law of any particular jurisdiction.

9.Miscellaneous.

(a)Indemnification; Directors’ and Officers’ Insurance. The Company shall indemnify and hold Executive harmless for all acts and omissions occurring during his employment with the Company or service as a member of the Board to the extent provided under the Company’s charter, by-laws and applicable law, and shall promptly advance to Executive or Executive’s heirs or representatives all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Expenses”) as a result of any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (collectively, a “Claim”) or any proceeding (whether civil, criminal, administrative or investigative), or any threatened Claim or proceeding (whether civil, criminal, administrative or investigative), against Executive that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of the Company, or Executive’s service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, upon receipt by the Company of a written request with appropriate documentation of such Expenses, and an undertaking by Executive to repay the amount advanced if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company against such Expenses. During the Employment Term and for a term of six years thereafter, the Company, or any successor to the Company, shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in the same amount as for members of the Board.

(b)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to conflicts of laws principles thereof.

(c)Jurisdiction; Venue. Except as otherwise provided in Section 8 in connection with equitable remedies, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court sitting in the State of Utah over any suit, action or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of the State of Utah, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 9(j).

(d)Entire Agreement; Amendments. This Agreement (including, without limitation, the schedules and exhibits attached hereto) contains the entire understanding of the

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parties with respect to the employment of Executive by the Company, and supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its current or former affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its current or former affiliates, including the Original Employment Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (including, without limitation, the schedules and exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(e)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f)Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(g)Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive (other than amounts owed to Executive which are payable to his Estate or beneficiaries following death). Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement shall be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(h)Set Off; No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor. Any amounts due under Section 5 of this Agreement are considered reasonable by the Company and are not in the nature of a penalty.

(i)Compliance with Code Section 409A.

(i)The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest.

(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for proposes

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of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(iii)Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service and
(ii)the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(i)Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that (A) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (B) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in- kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (C) Executive’s right to have the Company pay or provide such reimbursements and in- kind benefits may not be liquidated or exchanged for any other benefit.

(ii)For purposes of Code Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(j)Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Vivint Smart Home, Inc.

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4931 North 300 West
Provo, Utah 84604
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue
New York, New York 10017 Attention: Gregory T. Grogan

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(k)Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other agreement or written policy to which Executive is a party or otherwise bound. Except as disclosed to Company, Executive hereby further represents that he is not subject to any restrictions on his ability to solicit, hire or engage any employee or other service-provider. Executive agrees that the Company is relying on the foregoing representations in entering into this Agreement and related equity-based award agreements. Executive hereby acknowledges and agrees that Executive’s commencement of employment with the Company and the terms and conditions of this Agreement are subject to the Board’s satisfaction, in its sole discretion, of the completion of a background check.

(l)Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(m)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(n)Section 280G. If any payment or benefit Executive will or may receive from the Company under this Agreement or otherwise would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code (a “280G Payment”) and, (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the 280G Payment are paid to Executive, which of the following two amounts would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the 280G Payment (a “Full Payment”), or (ii) payment of only a part of the 280G Payment, so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Executive’s receipt, on an after-tax basis, of the greater amount of the 280G Payment notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (A) the 280G Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the 280G

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Payment, and (B) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit for Executive, as determined in the Company’s reasonable good faith discretion. All determinations required to be made under this Section 9(n), including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of any such reduction and the assumptions to be utilized in arriving at such determinations not expressly provided for herein, shall be made in a manner determined by the Company. Any determination by the Company shall be binding upon Executive, absent manifest error. For purposes of determining whether and the extent to which the payments will be subject to the Excise Tax: (i) no portion of the payments shall be taken into account which does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and (ii) in calculating the Excise Tax, no portion of such payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation.
(o)Legal Fees. The Company shall pay directly or reimburse Executive within 30 days following receipt of an invoice for Executive’s legal fees reasonably incurred in connection with the negotiation of this Agreement, in an amount not to exceed $5,000.00.

[Signatures Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

VIVINT SMART HOME, INC.

/s/ David H. Bywater
By:     David H. Bywater
Title:     Chief Executive Officer

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EXECUTIVE

/s/ Rasesh Patel
Rasesh Patel

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Exhibit I

RELEASE AND WAIVER OF CLAIMS

    This Release and Waiver of Claims (“Release”) is entered into and delivered to Vivint Smart Home, Inc. (the “Company”) as of this [●] day of     , 202[_], by Rasesh Patel (the “Executive”). The Executive agrees as follows:

1.The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on the [●] day of     , 202[_] (the “Termination Date”) pursuant to Section [ ] of the Amended and Restated Employment Agreement between the Company and Executive dated June 14, 2022 (“Employment Agreement”).

2.In consideration of the payments, rights and benefits provided for in Section 5(c) or Sections 5(d)(i)(B), 5(d)(i)(C) and 5(d)(i)(D) of the Employment Agreement (collectively, as applicable, the “Separation Terms”) and this Release, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of himself and his agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys’ fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the Company, and any of its shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, including, for the avoidance of doubt, any holder of 10% or more of the beneficial ownership of the Company (and such shareholders’ affiliates, including the Blackstone Inc. and its affiliates) and its and their respective past or present employees, agents, insurers, attorneys, administrators, officials, directors, and the sponsors, fiduciaries, or administrators of its and their respective employee benefit plans.

3.The Executive acknowledges that the Executive is waiving and releasing rights that the Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. The Executive and the Company agree that this Release does not apply to any rights or claims that may arise after the date of execution by Executive of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has up to twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time, in which case the Executive waives all rights to the balance of this twenty-one (21) day review

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period; and (iii) for a period of seven (7) days following the execution of this Release in duplicate originals, the Executive may revoke this Release in a writing delivered to the Chairman of the Board of Directors of the Company, and this Release shall not become effective or enforceable until the revocation period has expired.

4.This Release does not release the Company Released Parties from (i) any obligations due to the Executive under the Separation Terms, (ii) any rights Executive has to indemnification by the Company and to directors and officers liability insurance coverage, (iii) any vested rights the Executive has under the Company’s employee pension benefit and group healthcare benefit plans as a result of Executive’s actual service with the Company, (iv) any fully vested and nonforfeitable rights of the Executive as a shareholder or member of the Company or its affiliates, (v) any rights of the Executive pursuant to any equity or incentive award agreement with the Company, or (vi) any rights which cannot be waived by an employee under applicable law.

5.Nothing in this Release shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is Executive authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets, without the prior written consent of the Company. Executive does not need the prior authorization of (or to give notice to) the Company regarding any communication, disclosure or activity described in this paragraph.

6.The Executive represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties.

7.This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.

8.The Executive shall continue to be bound by the restrictive covenants contained in the Employment Agreement which are incorporated herein by reference.

9.This Release shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws.

10.Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

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11.The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

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Executive has executed this Release as of the day and year first written above.

EXECUTIVE

Rasesh Patel